FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES
RECEIVES CONTINUED NOTICE LISTING FROM NYSE

HOUSTON, December 4, 2015 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that on December 2, 2015, the Company received notification from the New York Stock Exchange (NYSE) that the Company had fallen below the NYSE’s continued listing standard, which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.

Under the NYSE’s rules, Harvest has a period of six months from the date of the NYSE notice to bring its share price and 30 trading-day average share price back above $1.00. During this period, Harvest’s common stock will continue to be traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements. As required by the NYSE, in order to maintain its listing, Harvest will notify the NYSE that it intends to cure the price deficiency.

The Company’s business operations, securities reporting requirements and debt obligations are unaffected by this notification.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon.  For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2014 Annual Report on Form 10-K and other public filings.